Exhibit 99.1

ULTA BEAUTY ANNOUNCES FOURTH QUARTER FISCAL 2022 RESULTS

Net Sales of $3.2 Billion Compared to $2.7 Billion in the Year-Ago Quarter

Comparable Sales Increased 15.6%

Net Income of $340.8 Million or $6.68 Per Diluted Share

Bolingbrook, IL – March 9, 2023 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“fourth quarter”) and fifty-two-week period (“fiscal year”) ended January 28, 2023 compared to the same periods ended January 29, 2022.

	13 Weeks Ended			52 Weeks Ended
	January 28,	January 29,	January 30,	January 28,	January 29,	January 30,
(Dollars in millions, except per share data)	2023	2022	2021	2023	2022	2021
Net sales	$3,226.8	$2,729.4	$2,198.7	$10,208.6	$8,630.9	$6,152.0
Comparable sales	15.6%	21.4%	(4.8%)	15.6%	37.9%	(17.9%)
Gross profit (as a percentage of net sales)	37.6%	37.6%	35.1%	39.6%	39.0%	31.7%
Selling, general and administrative expenses	$762.7	$650.0	$514.1	$2,395.3	$2,061.5	$1,583.0
Operating income (as a percentage of net sales)	13.9%	13.8%	10.2%	16.1%	15.0%	3.9%
Diluted earnings per share	$6.68	$5.41	$3.03	$24.01	$17.98	$3.11
New store openings, net	12	6	2	47	44	10

“Ulta Beauty’s strong fourth quarter results punctuate an exceptional year with record sales, profitability, and member growth, reflecting robust demand and best-in-class execution,” said Dave Kimbell, chief executive officer. “For the first time in our 33-year history, Ulta Beauty’s annual revenue surpassed ten billion dollars, our annual net income exceeded one billion dollars, and we exceeded 40 million Ultamate Rewards members. These milestone achievements demonstrate the power of Ulta Beauty’s highly differentiated model, the health of the growing beauty category, and our winning culture and outstanding teams.”

Kimbell continued, “As we move into fiscal 2023, we remain optimistic about the strength and resiliency of the beauty category, and I am excited about the opportunities ahead to continue to expand our leadership position, capture market share gains, and drive long term value for all our stakeholders.”

For the Fourth Quarter of Fiscal 2022

●	Net sales increased 18.2% to $3.2 billion compared to $2.7 billion in the fourth quarter of fiscal 2021 primarily due to the favorable impact from the continued resilience of the beauty category, retail price increases, and the impact of new brands and product innovation compared to the fourth quarter of fiscal 2021.

●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 15.6% compared to an increase of 21.4% in the fourth quarter of fiscal 2021, driven by a 13.6% increase in transactions and a 1.8% increase in average ticket.
●	Gross profit increased 18.0% to $1.2 billion compared to $1.0 billion in the fourth quarter of fiscal 2021. As a percentage of net sales, gross profit of 37.6% was flat compared to the fourth quarter of fiscal 2021, primarily due to leverage of fixed costs, favorable channel mix shifts, and strong growth in other revenue, offset by higher inventory shrink.
●	Selling, general and administrative (SG&A) expenses increased 17.3% to $762.7 million compared to $650.0 million in the fourth quarter of fiscal 2021. As a percentage of net sales, SG&A expenses decreased to 23.6% compared to 23.8% in the fourth quarter of fiscal 2021, primarily due to leverage of marketing expenses and incentive compensation due to higher sales, partially offset by deleverage of store payroll and benefits due to wage investments and deleverage in corporate overhead due to strategic investments.
●	Operating income increased 19.2% to $447.6 million, or 13.9% of net sales, compared to $375.6 million, or 13.8% of net sales, in the fourth quarter of fiscal 2021.
●	The tax rate increased to 24.6% compared to 22.9% in the fourth quarter of fiscal 2021.
●	Net income increased 17.8% to $340.8 million compared to $289.4 million in the fourth quarter of fiscal 2021.
●	Diluted earnings per share increased 23.5% to $6.68, including a $0.02 benefit due to income tax accounting for stock-based compensation, compared to $5.41 including a $0.05 benefit due to income tax accounting for stock-based compensation, in the fourth quarter of fiscal 2021.

For the Full Year of Fiscal 2022

●	Net sales increased 18.3% to $10.2 billion compared to $8.6 billion in fiscal 2021, primarily due to the favorable impact from the continued resilience of the beauty category, retail price increases, the impact of new brands and product innovation, increased social occasions, and fewer COVID-19 limitations compared to fiscal 2021.
●	Comparable sales increased 15.6% compared to an increase of 37.9% in fiscal 2021, driven by a 10.8% increase in transactions and a 4.3% increase in average ticket.
●	Gross profit increased 20.1% to $4.0 billion compared to $3.4 billion in fiscal 2021. As a percentage of net sales, gross profit increased to 39.6% compared to 39.0% in fiscal 2021, primarily due to leverage of fixed costs, strong growth in other revenue, and favorable channel mix shifts, partially offset by higher inventory shrink and lower merchandise margin.
●	SG&A expenses increased 16.2% to $2.4 billion compared to $2.1 billion in fiscal 2021. As a percentage of net sales, SG&A expenses decreased to 23.5% compared to 23.9% in fiscal 2021, primarily due to lower marketing expenses and leverage of incentive compensation due to higher sales, partially offset by deleverage of corporate overhead due to strategic investments and deleverage of store payroll and benefits due to wage investments.
●	Operating income increased 26.3% to $1.6 billion, or 16.1% of net sales, compared to $1.3 billion, or 15.0% of net sales, in fiscal 2021.
●	The tax rate increased to 24.4% compared to 23.9% in fiscal 2021.
●	Net income increased 26.0% to $1.2 billion compared to $985.8 million in fiscal 2021.

●	Diluted earnings per share increased 33.5% to $24.01, including a $0.07 benefit due to income tax accounting for stock-based compensation, compared to $17.98 including a $0.13 benefit due to income tax accounting for stock-based compensation, in fiscal 2021.

Balance Sheet

Cash and cash equivalents at the end of the fourth quarter of fiscal 2022 were $737.9 million.

Merchandise inventories, net at the end of the fourth quarter of fiscal 2022 totaled $1.6 billion compared to $1.5 billion at the end of the fourth quarter of fiscal 2021. The $104.2 million increase was primarily due to the opening of 47 new stores since January 29, 2022, inventory to support new brand launches and brand expansions, and inventory cost increases.

Share Repurchase Program

During the fourth quarter of fiscal 2022, the Company repurchased 722,457 shares of its common stock at a cost of $328.1 million. During fiscal 2022, the Company repurchased 2.2 million shares of its common stock at a cost of $900.0 million. As of January 28, 2023, $1.1 billion remained available under the $2.0 billion share repurchase program announced in March 2022.

Store Update

Real estate activity in the fourth quarter of fiscal 2022 included 12 new stores located in Garden Grove, CA; Glendale, AZ; Hartsdale, NY; Hollister, CA; Indianapolis, IN; Liverpool, NY; Nanuet, NY; Oklahoma City, OK; Richmond, TX; Rock Springs, WY; Tullahoma, TN; and Woburn, MA. In addition, the Company relocated one store and remodeled 12 stores. During fiscal 2022, the Company opened 47 new stores, relocated 12 stores, and remodeled 20 stores.

At the end of the fourth quarter of fiscal 2022, the Company operated 1,355 stores totaling 14.2 million square feet.

Fiscal 2023 Outlook

For fiscal 2023, the Company plans to:

FY23 Outlook
Net sales	$10.95 billion to $11.05 billion
Comparable sales	4% to 5%
New stores, net	25-30
Remodel and relocation projects	20-30
Operating margin	14.7% to 15.0%
Diluted earnings per share	$24.70 to $25.40
Share repurchases	approximately $900 million
Effective tax rate	approximately 24.6%
Capital expenditures	$400 million to $475 million
Depreciation and amortization expense	$245 million to $250 million

Conference Call Information

A conference call to discuss fourth quarter of fiscal 2022 results is scheduled for today, March 9, 2023, at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts interested in participating in the call are invited to dial (877) 704-4453. The conference call will also be webcast live at https://ulta.com/investor. A replay of the webcast will remain available for 90 days. A replay of the conference call will be available until 11:59 p.m. ET on March 23, 2023 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13735500.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty, All in One Place®. Today, Ulta Beauty operates 1,355 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	changes in the overall level of consumer spending and volatility in the economy, including as a result of the COVID-19 pandemic and geo-political events;
●	the impact of current inflationary cost pressures on payroll, benefits, supply chain, and other operating costs;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement, Project SOAR (our replacement enterprise resource planning platform), and supply chain optimization;
●	epidemics, pandemics or natural disasters that have and could continue to negatively impact sales;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;

●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;
●	the possibility that the capacity of our distribution and order fulfillment infrastructure and the performance of our distribution centers and fast fulfillment centers may not be adequate to support our expected future growth plans;
●	changes in the wholesale cost of our products;
●	a decline in operating results that has and may continue to lead to asset impairment and store closure charges;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs; and
●	other risk factors detailed in the company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended January 29, 2022, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contacts:

Kiley Rawlins, CFA

Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Eileen Ziesemer

Vice President, Public Relations

eziesemer@ulta.com

(708) 305-4479

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended
	January 28,		January 29,
	2023		2022
	(Unaudited)		(Unaudited)
Net sales	$3,226,773	100.0%	$2,729,388	100.0%
Cost of sales	2,014,270	62.4%	1,702,059	62.4%
Gross profit	1,212,503	37.6%	1,027,329	37.6%

Selling, general and administrative expenses	762,706	23.6%	649,968	23.8%
Pre-opening expenses	2,179	0.1%	1,739	0.1%
Operating income	447,618	13.9%	375,622	13.8%
Interest (income) expense, net	(4,378)	(0.1%)	467	0.1%
Income before income taxes	451,996	14.0%	375,155	13.7%
Income tax expense	111,245	3.4%	85,789	3.1%
Net income	$340,751	10.6%	$289,366	10.6%

Net income per common share:
Basic	$6.73		$5.44
Diluted	$6.68		$5.41

Weighted average common shares outstanding:
Basic	50,624		53,163
Diluted	50,976		53,519

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	52 Weeks Ended
	January 28,		January 29,
	2023		2022
	(Unaudited)
Net sales	$10,208,580	100.0%	$8,630,889	100.0%
Cost of sales	6,164,070	60.4%	5,262,335	61.0%
Gross profit	4,044,510	39.6%	3,368,554	39.0%

Selling, general and administrative expenses	2,395,299	23.5%	2,061,545	23.9%
Pre-opening expenses	10,601	0.1%	9,517	0.1%
Operating income	1,638,610	16.1%	1,297,492	15.0%
Interest (income) expense, net	(4,934)	0.0%	1,663	0.0%
Income before income taxes	1,643,544	16.1%	1,295,829	15.0%
Income tax expense	401,136	3.9%	309,992	3.6%
Net income	$1,242,408	12.2%	$985,837	11.4%

Net income per common share:
Basic	$24.17		$18.09
Diluted	$24.01		$17.98

Weighted average common shares outstanding:
Basic	51,403		54,482
Diluted	51,738		54,841

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	January 28,	January 29,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$737,877	$431,560
Receivables, net	199,422	233,682
Merchandise inventories, net	1,603,451	1,499,218
Prepaid expenses and other current assets	130,246	110,814
Prepaid income taxes	38,308	5,909
Total current assets	2,709,304	2,281,183

Property and equipment, net	1,009,273	914,476
Operating lease assets	1,561,263	1,482,256
Goodwill	10,870	10,870
Other intangible assets, net	1,312	1,538
Deferred compensation plan assets	35,382	38,409
Other long-term assets	43,007	35,647
Total assets	$5,370,411	$4,764,379

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$559,527	$552,730
Accrued liabilities	444,278	364,797
Deferred revenue	394,677	353,579
Current operating lease liabilities	283,293	274,118
Accrued income taxes	—	12,786
Total current liabilities	1,681,775	1,558,010

Non-current operating lease liabilities	1,619,883	1,572,638
Deferred income taxes	55,346	39,693
Other long-term liabilities	53,596	58,665
Total liabilities	3,410,600	3,229,006

Commitments and contingencies

Total stockholders’ equity	1,959,811	1,535,373
Total liabilities and stockholders’ equity	$5,370,411	$4,764,379

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended
	January 28,	January 29,
	2023	2022
	(Unaudited)
Operating activities
Net income	$1,242,408	$985,837
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	241,372	268,460
Non-cash lease expense	301,912	276,229
Deferred income taxes	15,653	(25,666)
Stock-based compensation expense	43,044	47,259
Loss on disposal of property and equipment	6,688	5,358
Change in operating assets and liabilities:
Receivables	34,260	(40,573)
Merchandise inventories	(104,233)	(331,003)
Prepaid expenses and other current assets	(19,432)	(3,412)
Income taxes	(45,182)	(35,652)
Accounts payable	8,309	66,156
Accrued liabilities	48,249	58,598
Deferred revenue	41,098	79,196
Operating lease liabilities	(324,500)	(303,914)
Other assets and liabilities	(7,731)	12,392
Net cash provided by operating activities	1,481,915	1,059,265

Investing activities
Capital expenditures	(312,126)	(172,187)
Other investments	(2,458)	(4,297)
Net cash used in investing activities	(314,584)	(176,484)

Financing activities
Repurchase of common shares	(900,033)	(1,521,925)
Stock options exercised	46,011	40,386
Purchase of treasury shares	(6,992)	(15,677)
Net cash used in financing activities	(861,014)	(1,497,216)

Effect of exchange rate changes on cash and cash equivalents	—	(56)
Net increase (decrease) in cash and cash equivalents	306,317	(614,491)
Cash and cash equivalents at beginning of year	431,560	1,046,051
Cash and cash equivalents at end of year	$737,877	$431,560

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2022	quarter	quarter	quarter	end of the quarter
1st Quarter	1,308	10	0	1,318
2nd Quarter	1,318	7	0	1,325
3rd Quarter	1,325	18	0	1,343
4th Quarter	1,343	12	0	1,355

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2022	the quarter	quarter	during the quarter	quarter
1st Quarter	13,770,438	90,905	0	13,861,343
2nd Quarter	13,861,343	61,257	0	13,922,600
3rd Quarter	13,922,600	151,730	0	14,074,330
4th Quarter	14,074,330	126,073	0	14,200,403

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended
	January 28,	January 29,
	2023	2022
Cosmetics	40%	41%
Haircare products and styling tools	20%	20%
Skincare	16%	15%
Fragrance and bath	18%	18%
Services	3%	3%
Accessories and other	3%	3%
	100%	100%

	52 Weeks Ended
	January 28,	January 29,
	2023	2022
Cosmetics	42%	43%
Haircare products and styling tools	21%	20%
Skincare	17%	17%
Fragrance and bath	14%	14%
Services	3%	3%
Accessories and other	3%	3%
	100%	100%